CONSOLIDATED EDISON, INC.

                           Ratio of Earnings to Fixed Charges
                               Twelve Months Ended
                             (Thousands of Dollars)


                                       YEAR      YEAR        YEAR       YEAR       YEAR
                                       1995      1996        1997       1998       1999


Earnings
     Net Income Available
     for Common                      $688,285   $688,169     $694,479   $712,742    $700,615
     Preferred
     Dividends                         35,565      5,916 **    18,344     17,007      13,593
     Federal Income
     Tax                              328,600    355,590      357,100    318,980     838,213
     Federal Income Tax
     Deferred                          78,330     49,510       31,450     95,140    (428,008)
     Investment Tax Credits
     Deferred                          (9,310)    (8,910)      (8,830)   (8,710)     (37,380)
                                     ---------- ---------   ---------- ---------   ---------

         Earnings Before Federal
         Income Tax                  1,121,470  1,090,275   1,092,543  1,135,159   1,087,033

Fixed Charges*                         350,254    343,308     353,689    345,513     357,178
                                     ---------- ---------   ---------- ---------    ---------
    Earnings Before Federal Income
     Tax and Fixed Charges          $1,471,724 $1,433,583  $1,446,232 $1,480,672  $1,444,211
                                     ----------  ---------  ---------- ---------   ---------



* Fixed Charges

     Interest on
     Long-Term Debt                   $287,842   $296,443    $306,109   $294,894    $305,879
     Amort. of Debt Discount,
     Premium and Expense                14,075     11,376      12,049     13,777      13,514
     Interest on Component
     of Rentals                         19,383     18,157      18,448     18,442      17,720
     Other Interest                     28,954     17,332      17,083     18,400      20,065
                                     ---------- ---------    ----------  ---------  ---------

         Total Fixed Charges          $350,254   $343,308    $353,689   $345,513     $357,178
                                     --------- ----------   ---------- ---------   ---------



     Ratio of Earnings to                4.20      4.18        4.09       4.29         4.04
     Fixed Charges





     ** Reflects gain on refunding
     of preferred stock